    Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)
Editas Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	2,923,076 shares (2)	$1.82 (3)	$5,319,998.32 (3)	$153.10 per $1,000,000	$814.50
Total Offering Amounts					$5,319,998.32		$814.50
Total Fee Offsets							—
Net Fee Due							$814.50

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of additional shares issuable under the Editas Medicine, Inc. 2015 Stock Incentive Plan (the “2015 Stock Incentive Plan”).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low sale prices of the common stock, $0.0001 par value per share (the "Common Stock"), of the Registrant as reported on the Nasdaq Global Select Market on February 28, 2025 for the additional shares issuable under the 2015 Stock Incentive Plan.